Jade Art Group Announces a Further US$11.2 Million Expansion of Jade Sales

NEW YORK and JIANGXI, CHINA, February 27, 2008 - Jade Art Group Inc. (OTCBB:
JADG) announced today that Jiangxi SheTai Jade Industrial Co., Ltd. ("JST"), its wholly-owned subsidiary and owner of 90% of the distribution rights for the SheTai Jade mine, one of the largest jade mines in China by reserves, signed a sales agreement for the distribution of raw jade to QuanZhou TianXiaHuiCui Jade Company Ltd. ("QZTX").

The agreement commits QZTX to purchase a total of 3,500 tons of raw jade of various qualities from JST for US$11.2 million over the next year. QZTX is responsible for shipping of the raw jade material, as well as any associated costs. JST will receive 30% of the contracted value of each shipment before delivery, with the balance paid upon final inspection and approval by QZTZ. JST's performance is subject to risks of delay, stoppage or other production difficulties associated with a third-party supplier of raw jade that are outside its control.

QZTX is located in Hui'an, QuanZhou, which has been referred to as the "city of stone carving" in China. Currently, there are approximately 150,000 jade-carving factories in China. In this province alone, there are more than 1,000 large jade carving and processing factories, which generate about US$1.5 billion in annual production.

Through this agreement, QZTX will be purchasing SheTai Jade. SheTai Jade is sourced through JST's exclusive distribution right agreement with Wulateqianqi XiKai Mining Co., Ltd. ("XiKai"), enabling JST to sell 90% of the raw jade material produced from XiKai's SheTai Jade mine for the next 50 years. The SheTai Jade mine's reserves are unique, in that they include some of the oldest (formed approximately 1.8 billion - 2.4 billion years ago) jade ore found in China and are considered to be of the highest quality in terms of rigidity and relative size of its pieces. SheTai Jade is as hard as quartz, with a degree of hardness between 7.1 and 7.3 on the Mohs scale, which is much higher than that of most jade. In addition, SheTai Jade is abrasion resistant, smooth and highly reflective. The green is pure and the gems are translucent, with a glassy luster. Due to its characteristics, SheTai Jade has a broad spectrum of applications. It can be used in commercial construction, decorative jade artwork, as well as intricately carved jade jewelry.

Hua-Cai Song, CEO of Jade Art Group, remarked, "Jade Art Group has developed quickly over the past several months. By signing our distribution right agreement with XiKai, we are guaranteed a stable and long-term jade supply of 40,000 tons per year at an attractive price. Jade Art Group's four sales agreements to-date are worth a total of US$23.1 million. We are confident that the increasing popularity of SheTai Jade will facilitate our further expansion in China's jade industry."

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About Jade Art Group Inc.

Jade Art Group Inc., with the formation of Jiangxi SheTai Jade Industrial Co., Ltd., its wholly-owned subsidiary, is focusing its business-model on the distribution of raw jade sourced from the SheTai Jade mine in China. This mine has one of the largest jade reserves in China and is owned by XiKai, with which Jade Art Group signed an agreement to acquire exclusive distribution rights to sell 90% of the SheTai Jade produced from the mine for the next 50 years. Several national jade experts have noted the perceived superiority of SheTai Jade as compared to the other existing varieties of Chinese jade.

For more information, please visit: http://www.jadeartgroupinc.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of, and increases in, production, projected volume of customer orders, performance by customers under existing and future agreements, cash flows and values, statements relating to the continued advancement of Jade Art Group's projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements. Although Jade Art Group believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:

     Wanru Zhao
     Jade Art Group Inc.
     646-200-6328
     wzhao@jadeartgroupinc.com

     Darren Minton
     Winning IR Company, Ltd.
     212-823-0523
     darren.minton@winningir.com